Exhibit T3A-19

ARTICLES OF ORGANIZATION

OF

Columbia Care NY LLC

Under Section 203 of the Limited Liability Company Law

FIRST:	The name of the limited liability company is:

Columbia Care NY LLC

SECOND:	The county, within this state, in which the office of the limited liability company is to be located is NEW YORK.

THIRD:	The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

UNITED CORPORATE SERVICES, INC.
10 BANK STREET, SUITE 560
WHITE PLAINS, NY 10606

I certify that I have read the above statements, I am authorized to sign these Articles of Organization, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

Robert Mayerson, Director (signature)
Robert Mayerson , ORGANIZER
24 West 25th Street 6th Floor
New York, NY 10010

Filed by:

Robert Mayerson

24 West 25th Street 6th Floor

New York, NY 10010

FILED WITH THE NYS DEPARTMENT OF STATE ON: 04/03/2015

FILE NUMBER: 150403010198; DOS ID: 4737132